Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 2 TO TERM LOAN CREDIT AGREEMENT

This AMENDMENT NO. 2 TO TERM LOAN CREDIT AGREEMENT, dated as of September 13, 2024 (this “Amendment”), is entered into among THE KROGER CO., an Ohio Corporation (the “Borrower”), the Lenders signatory hereto and CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders from time to time party thereto and the Administrative Agent have entered into that certain Term Loan Credit Agreement, dated as of November 9, 2022 (as amended by that certain Amendment No. 1 to Term Loan Credit Agreement, dated as of July 26, 2024, and as further amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”).

WHEREAS, pursuant to Section 8.01 of the Credit Agreement, the Borrower, the Lenders party hereto (constituting the Required Lenders under the Credit Agreement on the Amendment Effective Date (immediately prior to giving effect to this Amendment)) and the Administrative Agent have agreed to amend the Credit Agreement as provided for herein.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto hereby agree as follows:

1.            Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

2.            Amendment. Upon satisfaction of the conditions set forth in Section 3 hereof, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement in the form of Annex A hereto.

3.            Effectiveness. This Amendment will become effective upon the date (the “Amendment Effective Date”) on which the Administrative Agent shall have received from the Borrower and the Required Lenders under the Credit Agreement on the Amendment Effective Date (immediately prior to giving effect to this Amendment) an executed counterpart of this Amendment (or photocopies thereof sent by fax, .pdf or other electronic means, each of which shall be enforceable with the same effect as a signed original).

4.            Representations and Warranties. The Borrower represents and warrants, as of the date hereof, that, after giving effect to the provisions of this Amendment, (a) each of the representations and warranties made by the Borrower in Section 4.01 of the Credit Agreement is true in all material respects on and as of the date hereof as if made on and as of the date hereof, except (i) to the extent that such representations and warranties refer to an earlier date, in which case they were true in all material respects as of such earlier date or (ii) to the extent that such representations and warranties are qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true in all respects, and (b) no event shall have occurred and be continuing, or would result from this Amendment or the transactions contemplated hereby, that would, as of the Amendment Effective Date, constitute a Default.

5.            Effect of the Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which, as amended, amended and restated, supplemented or otherwise modified hereby, are ratified and affirmed in all respects and shall continue in full force and effect. Upon the effectiveness of this Amendment, each reference in the Credit Agreement and in any exhibits attached thereto to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement after giving effect to this Amendment.

6.            Miscellaneous. The provisions of Sections 8.03 (Expenses; Indemnity; Damage Waiver), 8.07 (Confidentiality), 8.08 (Governing Law), 8.09 (Execution in Counterparts; Integration), 8.10 (Jurisdiction; Consent to Service of Process), 8.16 (Electronic Execution of Assignments and Certain Other Documents) and 8.17 (Waiver of Jury Trial) of the Credit Agreement shall apply with like effect to this Amendment, mutatis mutandis. This Amendment shall be a “Loan Document” for all purposes under the Credit Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE KROGER CO.

By:	/s/ Carin L. Fike
	Name:	Carin L. Fike
	Title:	Vice President and Treasurer

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

CITIBANK, N.A., as Administrative Agent

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

CITIBANK, N.A.,
as a Lender

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Bina Barnes
	Name:	Bina Barnes
	Title:	Vice President

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Managing Director

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

Truist Bank
as a Lender

By:	/s/ Lisa Garling
	Name:	Lisa Garling
	Title:	Director

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Joyce P. Dorsett
	Name:	Joyce P. Dorsett
	Title:	Senior Vice President

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Charles W. Shaw
	Name:	Charles W. Shaw
	Title:	Executive Director

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

MUFG Bank, LTD.,
as a Lender

By:	/s/ Reema Sharma
	Name:	Reema Sharma
	Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Cory Schimmoeller
	Name:	Cory Schimmoeller
	Title:	Vice President

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Julia Ivanova
	Name:	Julia Ivanova
	Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

The Huntington National Bank,
as a Lender

By:	/s/ Scott Lyman
	Name:	Scott Lyman
	Title:	Assistant Vice President

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

Fifth Third Bank, National Association,
as a Lender

By:	/s/ Miranda C. Stokes
	Name:	Miranda C. Stokes
	Title:	Managing Director, SVP

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

The Northern Trust Company,
as a Lender

By:	/s/ Andrew D. Holtz
	Name:	Andrew D. Holtz
	Title:	Senior Vice President

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

The Bank of Nova Scotia,
as a Lender

By:	/s/ Todd Kennedy
	Name:	Todd Kennedy
	Title:	Managing Director

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Thomas J. Tarasovich, Jr.
	Name:	Thomas J. Tarasovich, Jr.
	Title:	Senior Vice President

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

Farm Credit Bank of Texas,
as a Lender

By:	/s/ Luis M. H. Requejo
	Name:	Luis M. H. Requejo
	Title:	SVP Director Capital Markets

[Signature Page to Amendment No. 2 to Term Loan Credit Agreement]

~~Execution Version~~Annex A

U.S. $4,750,000,000

TERM LOAN CREDIT AGREEMENT

Dated as of November 9, 2022

Among

THE KROGER CO.

as Borrower

and

THE LENDERS

and

CITIBANK, N.A.

as Administrative Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

MIZUHO BANK, LTD.,

TRUIST BANK,

and

U.S. BANK NATIONAL ASSOCIATION

as Co-Syndication Agents

and

JPMORGAN CHASE BANK, N.A.,

MUFG BANK, LTD.,

PNC BANK, NATIONAL ASSOCIATION,

ROYAL BANK OF CANADA

and

THE HUNTINGTON NATIONAL BANK

as Co-Documentation Agents

CITIBANK, N.A.,

WELLS FARGO SECURITIES LLC,

MIZUHO BANK, LTD.,

TRUIST SECURITIES, INC.

and

U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Schedules

Schedule I - Commitments

Schedule 8.02 - Administrative Agent’s Office; Certain Addresses for Notices

Exhibits

Exhibit A	-	Form of Notice of Borrowing

Exhibit B	-	Form of Assignment and Acceptance

Exhibit C	-	[Reserved]

Exhibit D	-	[Reserved]

Exhibit E	-	Form of Solvency Certificate

Exhibit F	-	Forms of U.S. Tax Compliance Certificates

TERM LOAN CREDIT AGREEMENT

Dated as of November 9, 2022

THE KROGER CO., an Ohio corporation (the “Borrower”), the banks, financial institutions and other institutional lenders party hereto, and CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Term Loan Credit Agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acorn” means Albertsons Companies, Inc., a Delaware corporation.

“Acorn Acquisition” means the acquisition by the Borrower, directly or indirectly, of all the issued and outstanding equity interests in Acorn pursuant to the Acorn Acquisition Agreement.

“Acorn Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of October 13, 2022 (together with the exhibits and schedules thereto), among the Borrower, Kettle Merger Sub, Inc. and Acorn (as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith).

“Acorn Acquisition Agreement Representations” means such of the representations made by or on behalf of Acorn and its Subsidiaries in the Acorn Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or an Affiliate of the Borrower) has the right to terminate its or its Affiliates’ obligations under the Acorn Acquisition Agreement or to decline to consummate the Acorn Acquisition as a result of a breach of such representations in the Acorn Acquisition Agreement.

“Acorn Bridge Commitment Letter” means that certain Commitment Letter, dated as of October 13, 2022, among Citigroup Global Markets Inc., WF Bank, WF Securities and the Borrower.

“Acorn Bridge Facility” means the $17,400,000,000 senior unsecured bridge term loan credit facility contemplated by the Acorn Bridge Commitment Letter.

“Acorn Fee Letters” means (i) that certain Permanent Loan Financing Arranger Fee Letter, dated October 13, 2022, among Citigroup Global Markets Inc., WF Bank, WF Securities and the Borrower and (ii) that certain Agent Fee Letter, dated October 13, 2022, between Citigroup Global Markets Inc. and the Borrower pertaining to the term loan credit facilities provided for in this Agreement.

“Acorn Material Adverse Effect” has the meaning assigned to the term “Company Material Adverse Effect” in the Acorn Acquisition Agreement as in effect on October 13, 2022.

“Acorn Outside Date” ~~has~~means the ~~meaning assigned to~~earlier of (a) the ~~term~~ “Outside Date” under and as defined in the Acorn Acquisition Agreement (as ~~in effect on October 13, 2022, including giving effect to any extensions thereto in accordance with Section 8.1(e) of the Acorn Acquisition Agreement as in effect on October~~amended, restated, amended and restated, supplemented or otherwise modified from time to time) and (b) December 31~~3~~, 202~~2~~4.

“Acorn Specified Dispositions” means certain asset dispositions consummated by the Borrower and/or its Subsidiaries (including, upon consummation of the Acorn Acquisition, Acorn) before, concurrently with, or after the Closing Date, in each case, that are required to be made pursuant to the terms of the Acorn Acquisition Agreement as in effect on October 13, 2022, in order to obtain regulatory approval to consummate the Acorn Acquisition, in each case, in excess of (x) $5,000,000 for any individual asset disposition and (y) $10,000,000 for all such asset dispositions (calculated without giving effect to any individual asset dispositions in clause (x)).

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 8.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form approved by the Administrative Agent from time to time.

“Advance” means a Tranche A Advance or a Tranche B Advance made by a Lender to the Borrower as part of a Borrowing, and refers to a Base Rate Advance or a Term SOFR Advance.

“Affected Financial Institution” has the meaning specified in Section 8.14.

“Affiliate” means, with respect to any designated Person, any other Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons. The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of any Person, whether through ownership of voting securities, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 8.02(c).

“Agreement” has the meaning specified in the preliminary statement of this Section 1.01.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery, corruption, or money laundering.

“Applicable Margin” means, on any date, a percentage per annum determined by reference to the Borrower's Public Debt Rating in effect on such date as set forth below:

Public Debt Rating (S&P/ Moody’s)	Applicable Margin for Base Rate Advances	Applicable Margin for Term SOFR Advances
Level 1 > A / A2	0.000%	0.875%
Level 2 A- / A3	0.000%	1.000%
Level 3 BBB+ / Baa1	0.125%	1.125%
Level 4 BBB / Baa2	0.250%	1.250%
Level 5 < BBB- / Baa3	0.375%	1.375%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citibank, WF Securities, Mizuho Bank, Ltd., Truist Securities, Inc., and U.S. Bank National Association.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and to the extent required by Section 8.06, accepted by the Borrower and the Administrative Agent, in substantially the form of Exhibit B hereto or such other form as shall be approved by the Administrative Agent.

“Bail-In Action” has the meaning specified in Section 8.14.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate,” and (c) Term SOFR plus 1.00%. Any change in such prime rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08(e) hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the preamble.

“Borrower Materials” has the meaning specified in Section 5.01(h).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Tranche and of the same Type and, to the extent applicable, with the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are not required or authorized to close in New York City; provided that when used in connection with any Term SOFR Advance or the Term SOFR component of any Base Rate Advance, the term “Business Day” shall also exclude any day on which is not a U.S. Government Securities Business Day.

“Change of Control” means any one or more of the following events:

(a)            the acquisition, by contract or otherwise, by any Person or group (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations pertaining thereto), other than the trusts for the employee benefit plans (as defined in Section 3(2) of ERISA) maintained by the Borrower or any Subsidiary of the Borrower that is an ERISA Affiliate, of beneficial ownership (within the meaning of Rule 13d-3, or any regulation or ruling promulgated to replace or supplement Rule 13d-3, of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Borrower representing 35% or more of the voting power of all securities of the Borrower, or

(b)            during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such period were directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least a majority of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute at least a majority of the Board of Directors of the Borrower.

“Citibank” has the meaning specified in the preamble.

“Closing Date” means the date on which the conditions precedent in Section 3.02 have been satisfied (or waived in accordance with Section 8.01).

“CME” means CME Group Benchmark Administration Limited.

“Co-Documentation Agents” means JPMorgan Chase Bank, N.A., MUFG Bank, Ltd., PNC Bank, National Association, Royal Bank of Canada and The Huntington National Bank.

“Commitment” means, as to each Lender, the sum of its Tranche A Commitment and its Tranche B Commitment.

“Commitment Fee” has the meaning specified in Section 2.04.

“Commitment Fee Percentage” means, on any date, a percentage per annum determined by reference to the Borrower’s Public Debt Rating in effect on such date as set forth below:

Public Debt Rating (S&P/ Moody’s)	Commitment Fee Percentage
Level 1 > A / A2	0.070%
Level 2 A- / A3	0.090%
Level 3 BBB+ / Baa1	0.100%
Level 4 BBB / Baa2	0.125%
Level 5 < BBB- / Baa3	0.175%

“Commitment Termination Date” means the earliest of (a) the Acorn Outside Date, (b) the date that the Acorn Acquisition Agreement is terminated or expires in accordance with the terms thereof, (c) receipt by the Administrative Agent of written notice from the Borrower of its election to terminate all Commitments hereunder in full and (d) the Closing Date (after giving effect to the funding of any Advances on such date).

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, as determined by the Administrative Agent in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements referred to in Section 4.01(e).

“Consolidated EBITDA” means, for any period, on a Consolidated basis for the Borrower and its Subsidiaries, (a) the sum of (i) Consolidated Net Income for such period, (ii) depreciation and amortization expense for such period, (iii) interest expense (excluding estimated interest expense with respect to ~~any~~the Excluded Ocado CFCs ~~Amounts~~using a weighted average of the lease rates of the Excluded Ocado CFCs for the applicable period) net of interest income for such period, (iv) Federal and state income taxes for such period as determined in accordance with GAAP, (v) expenses or losses that are of an unusual nature or infrequently occurring for such period and (vi) LIFO charges that have been included in the calculation of Consolidated Net Income for such period minus (b) the sum of (i) income or gains that are of an unusual nature or infrequently occurring for such period and (ii) LIFO credits that have been included in the calculation of Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Consolidated Subsidiaries for such period, before the payment of dividends on all capital stock, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, to the Borrower and its Subsidiaries on a Consolidated basis determined in accordance with generally accepted accounting principles, the aggregate amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom (a) all liability items except deferred income taxes, commercial paper, short-term bank Debt, Funded Indebtedness (as defined in the Indenture), other long term liabilities and shareholders’ equity and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet.

“Consolidated Tangible Assets” means, to the Borrower and its Subsidiaries on a Consolidated basis determined in accordance with generally accepted accounting principles, the aggregate amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which would be so included on such balance sheet.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Co-Syndication Agents” means WF Bank, Mizuho Bank, Ltd., Truist Bank and U.S. Bank National Association.

“Covenant Reset Notice” has the meaning specified in Section 5.03.

“Covenant Reset Period” has the meaning specified in Section 5.03.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such Person in connection with letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange into debt securities, convert into debt securities or otherwise acquire for value (i) any capital stock of such Person or (ii) any warrants, rights or options to acquire such capital stock, now or hereafter outstanding) (but excluding, for the avoidance of doubt, trade letters of credit and other trade payables), (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Finance Lease Obligations of such Person, (e) all Debt referred to in clause (a), (b), (c) or (d) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, (f) all Guaranteed Debt of such Person and (g) any preferred stock of such Person that is classified as a liability on such Person’s Consolidated balance sheet.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Default Rate” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law or a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Effective Date” has the meaning specified in Section 3.01. The Effective Date occurred on November 9, 2022.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 8.06(b)(iii)).

“Environmental Laws” means all current and future Federal, state, local and foreign laws, rules or regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder or other requirements of Governmental Authorities or the common law, relating to health, safety, or pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, or wastes, or underground storage tanks and emissions therefrom.

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor statute, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Internal Revenue Code.

“Erroneous Payment” has the meaning specified in Section 7.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 7.12(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 7.12(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 7.12(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 7.12(e).

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” has the meaning specified in the definition of “Change of Control”.

“Excluded Ocado CFC” means, as of any date, each Ocado CFC designated by the Borrower in writing to the Administrative Agent as an “Excluded Ocado CFC” (which notification may be made through a compliance certificate delivered to the Administrative Agent pursuant to Section 5.01(h)(iii)); provided that, the Borrower may designate no more than twenty Ocado CFCs as “Excluded Ocado CFCs” during the term of this Agreement.

“Excluded Ocado CFC Amount” means, as of any date of determination, with respect to any Excluded Ocado CFC, an amount equal to the lesser of (x) the aggregate principal amount of Finance Lease Obligations of the Borrower and its Subsidiaries with respect to such Excluded Ocado CFC which have been (or have been required to be) recorded as a Finance Lease Obligation on the consolidated balance sheet of the Borrower and its Subsidiaries for no more than five years as of such date of determination (which Finance Lease Obligations shall be amortized using a “straight-line” method over a 10-year average useful life) and (y) $130,000,000.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) such Lender changes its applicable Lending Office, except in each case to the extent that, pursuant to Section 2.14(a) or (c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Bankruptcy Code” means Title 11 of the United States Code.

“Federal Funds Rate” means a fluctuating rate per annum equal for each day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Finance Lease Obligation” means, with respect to any lessee, the obligations under any lease of property that, in accordance with GAAP, should be capitalized and reflected on such lessee’s balance sheet as “finance leases”. For the avoidance of doubt, “Finance Lease Obligations” shall not include any obligations or liabilities that are reflected on any lessee’s balance sheet as a liability in respect of any “operating lease”.

“Financial Officer” means, with respect to any corporation, the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

“Fiscal Quarter” means (a) with respect to the first Fiscal Quarter of any Fiscal Year, the first 16 calendar weeks of such Fiscal Year, (b) with respect to the second Fiscal Quarter of such Fiscal Year, the next successive period of 12 calendar weeks in such Fiscal Year, (c) with respect to the third Fiscal Quarter of any Fiscal Year, the next successive period of 12 calendar weeks in such Fiscal Year and (d) with respect to the last Fiscal Quarter of any Fiscal Year, the period of time after the first three Fiscal Quarters of such Fiscal Year through the last day of such Fiscal Year.

“Fiscal Year” means a year of 364 or 371 days, as the case may be, ending on the Saturday closest to the 31st day of January in any calendar year, and such Fiscal Year, when referred to from time to time herein by reference to a calendar year shall be the Fiscal Year that includes February 28th of such calendar year.

“Fitch” means Fitch, Inc.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” has the meaning specified in Section 8.06(g).

“Guaranteed Debt” of any Person means all Debt referred to in clause (a), (b), (c), (d) or (e) of the definition of the term “Debt” in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (a) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (c) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, but excluding leases at a rental at least as favorable to the Borrower as could be obtained in an arm’s-length transaction with a party that is not an Affiliate.

“Hazardous Materials” means any toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws.

“Impacted Advances” has the meaning specified in Section 2.08(c).

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 8.03(b).

“Initial GAAP” has the meaning specified in Section 1.03.

“Indenture” means the indenture dated as of June 25, 1999 between the Borrower and U.S. Bank National Association, as trustee (as it may be modified or supplemented from time to time).

“Interest Period” means, for each Term SOFR Advance comprising part of the same Borrowing, the period commencing on the date of such Term SOFR Advance or the date of the Conversion of any Base Rate Advance into such Term SOFR Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)            the Borrower may not select any Interest Period for Advances under any Tranche that ends after the Maturity Date then in effect for such Tranche;

(ii)            Interest Periods commencing on the same date for Term SOFR Advances comprising part of the same Borrowing shall be of the same duration;

(iii)            whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv)            whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Lender-Related Person” has the meaning specified in Section 8.03(d).

“Lenders” means each of the banks, financial institutions and other institutional lenders listed on Schedule I hereto and each Person that shall become a party hereto pursuant to Section 8.06.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time specify in writing to the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Leverage Ratio” means the ratio (determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day) of (i) Net Debt on such day to (ii)  Consolidated EBITDA for such Rolling Period. If, during the Rolling Period, the Borrower or any Subsidiary has made an acquisition or a disposition, Consolidated EBITDA for such Rolling Period will be calculated after giving pro forma effect as if the acquisition or disposition occurred on the first date of the Rolling Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security (whether collateral or otherwise), hypothecation, encumbrance, lease, sublease, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, finance lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LIFO” means the pretax charge against income determined by using the last-in-first-out method of valuing inventory.

“Loan Documents” means this Agreement and the Notes, if any, and any guarantees executed by Subsidiaries of the Borrower pursuant to the provisions of Section 5.01(i) of this Agreement.

“Material Adverse Change” means any material adverse change in the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Administrative Agent or the Lenders under any Loan Document.

“Material Subsidiary” means any Subsidiary of the Borrower that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Maturity Date” means the Tranche A Maturity Date or the Tranche B Maturity Date, as the context may require.

“Moody’s” means Moody’s ~~Investors Service, Inc~~Ratings.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means, with respect to a sale or other disposition of any assets or property of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the amount of cash actually received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to with respect to any Debt or other obligations (x) that are secured by a Lien on such asset and that is required to be repaid in connection with the sale thereof or (y) that must by its terms, or in order to obtain a necessary consent to such sale or disposition, or by applicable laws, be repaid out of the proceeds from such sale or other disposition, (B) all attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable expenses incurred by the Borrower or any of its Subsidiaries in connection therewith, (C) taxes paid or reasonably estimated to be payable or required to be accrued in connection with such sale or other disposition, (D) the amount of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such sale or other disposition, or to any other Person (other than to the Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such asset sale or disposition, (E) the amount of reserves established by the Borrower or any of its Subsidiaries in good faith for adjustments in respect of the sale price of such asset or assets or to fund indemnities or liabilities, contingent or otherwise, in each case, in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds, (F) the amount of any funded escrow established pursuant to the documents evidencing any such asset sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition, provided, that to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary, such amounts net of any related expenses shall then constitute Net Cash Proceeds, (G) the amount of cash proceeds of such sale or disposition to the extent such proceeds are required to be used in another manner pursuant to contractual or other obligations entered into in connection with financing the acquisition, construction or development of such property and (H) the amount of cash proceeds arising from a sale or disposition by a Subsidiary organized outside of the United States to the extent that (x) the repatriation thereof would be unlawful, as reasonably determined by the Borrower or (y) material adverse tax consequences would result from the repatriation thereof, as reasonably determined by the Borrower

“Net Debt” means, on a Consolidated basis for the Borrower and its Subsidiaries as of any date, (a) Debt minus (b)  the sum as of such date of (i) the aggregate outstanding amount of Debt represented by investments made by the Borrower in Debt of another Person in connection with a real estate transaction, so long as the Borrower or one of its Subsidiaries is or becomes an anchor tenant of the real estate development with respect thereto and no more than two anchor tenants exist with respect to such real estate development or the Borrower or one of its Subsidiaries has a contractual obligation to make lease or other payments to such Person as a result of the real estate transaction in which such Debt was issued, (ii) the aggregate amount of Permitted Investments and (iii) the lesser of (x) the aggregate Excluded Ocado CFC Amounts of all Excluded Ocado CFCs as of such date and (y) $2,600,000,000.

“Non-Approving Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 8.01 and (b) has been approved by the Required Lenders.

“Note” has the meaning specified in Section 2.15.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Ocado CFC” means any customer fulfilment center constructed by the Borrower and/or any of its Subsidiaries in partnership with Ocado Group plc or Ocado Solutions Limited (or their applicable affiliates).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Participant” has the meaning specified in Section 8.06(d).

“Participant Register” has the meaning specified in Section 8.06(d).

“Patriot Act” has the meaning specified in Section 8.11.

“Payment Recipient” has the meaning specified in Section 7.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Investments” means (a) cash, (b) readily marketable securities issued or guaranteed by the government of the United States of America or any agency thereof having a maturity at the time of issuance not exceeding one year, (c) commercial paper rated at least A-1 by S&P, P-1 by Moody’s or F-1 by Fitch, in each case having a maturity at the time of issuance not exceeding 270 days, (d) commercial paper rated at least A-2 by S&P, P-2 by Moody’s or F-2 by Fitch, in each case having a maturity at the time of issuance not exceeding 30 days and not exceeding for any issuer thereof $50,000,000, and (e) certificates of deposit of or time deposits with any commercial bank, the long-term debt of which has been assigned a rating of at least BBB by S&P or A3 by Moody’s and which is a Lender and is organized and existing or doing business under the laws of the United States of America or any state thereof or the District of Columbia.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government (domestic or foreign) or any political subdivision or agency thereof.

“Plan” means any pension plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code ~~or Section 302 of ERISA~~ that is maintained for current or former employees, or any beneficiary thereof, of the Borrower or any ERISA Affiliate.

“Platform” has the meaning specified in Section 5.01(h).

“Proprietary Information” has the meaning specified in Section 8.07.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Commitment Fee Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Commitment Fee Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Commitment Fee Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Commitment Fee Percentage shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Public Lender” has the meaning specified in Section 5.01(h).

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s aggregate Commitment at such time (or, if the Commitments shall have been terminated in full, such Lender’s aggregate Advances at such time) and the denominator of which is the aggregate amount of all Commitments at such time (or, if the Commitments shall have been terminated in full, the aggregate amount of all Advances at such time).

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” has the meaning specified in Section 8.06(c).

“Related Parties” means, with respect to any Person, (i) such Person’s controlled Affiliates and (ii) each of such Person’s and of such Person’s controlled Affiliates’ respective directors, officers, employees, controlling members, controlled affiliates, successors and assigns and/or agents or representatives, in each case, acting on such Person’s instructions.

“Removal Effective Date” has the meaning as defined in Section 7.07(b).

“Reportable Event” means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).

“Required Lenders” means, at any time, Lenders holding more than 50% of the then aggregate unpaid principal amount of all outstanding Advances or, if no such principal amount is then outstanding, Lenders having more than 50% of the Commitments; provided that the Commitment of, and the portion of the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning as defined in Section 2.12(e).

“Resignation Effective Date” has the meaning as defined in Section 7.07(a).

“Responsible Officer” of any corporation means any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Rolling Period” means, in respect of any Fiscal Quarter, such Fiscal Quarter and the three preceding Fiscal Quarters.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“SPC” has the meaning specified in Section 8.06(g).

“Sanctioned Country” means, at any time, a country, region or territory which is~~, or whose government is,~~ itself the subject or target of any comprehensive territorial Sanctions ~~(at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria)~~.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union~~, Canada, any European Union member state,~~ or His Majesty’s Treasury of the United Kingdom, or any Person in which ~~one or more~~ such listed Person~~s~~ owns, directly or indirectly, a 50 percent or greater interest, or (b) any Person located, organized or resident in a Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Canada, any European Union member state, or His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10% (10.0 basis points).

“Solvent” means, as of the Closing Date, after giving effect to the Transactions, (i) the fair value and the present fair saleable value of any and all property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of the Borrower and its Subsidiaries, on a consolidated basis, as they become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the Closing Date, represents the amount that can reasonably be expected to become an actual or matured liability), (ii) the Borrower and its Subsidiaries, on a consolidated basis are able to pay their debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the Closing Date, represents the amount that can reasonably be expected to become an actual or matured liability) and (iii) the Borrower and its Subsidiaries are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would, on a consolidated basis, constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged.

“Specified Representations” means the representations and warranties of the Borrower made on the Closing Date under Section 4.01(a); Section 4.01(b)(i); Section 4.01(b)(ii)(y) (solely to the extent such representation and warranty is made with respect to debt instruments of the Borrower in a principal or committed amount in excess of $250,000,000 after giving pro forma effect to the Transactions, in each case, as they relate to the entering into and performance of the Loan Documents); Section 4.01(d); Section 4.01(g); Section 4.01(h); the second and third sentences of Section 4.01(i) (solely to the extent such representation and warranty is made with respect to the use of proceeds of the Advances hereunder); and Section 4.01(l).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Successor Rate” has the meaning specified in Section 2.08(e).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a)	for any Interest Period with respect to a Term SOFR Advance, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and

(b)	for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Tranche” means the Tranche A Commitments and Tranche A Advances, or the Tranche B Commitments and the Tranche B Advances, as the context may require.

“Tranche A Advance” has the meaning specified in Section 2.01(a).

“Tranche A Commitment” means, as to any Lender, (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Tranche A Commitment” or (b) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.06(c) with respect to Tranche A Commitments, as such amount may be reduced pursuant to Section 2.05. As of the Effective Date, the aggregate Tranche A Commitments of all the Tranche A Lenders is $3,000,000,000.

“Tranche A Lender” means a Lender with a Tranche A Commitment or holding a Tranche A Advance.

“Tranche A Maturity Date” means the date that is three years after the Closing Date.

“Tranche B Advance” has the meaning specified in Section 2.01(b).

“Tranche B Commitment” means, as to any Lender, (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Tranche B Commitment” or (b) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.06(c) with respect to Tranche B Commitments, as such amount may be reduced pursuant to Section 2.05. As of the Effective Date, the aggregate Tranche B Commitments of all the Tranche B Lenders is $1,750,000,000.

“Tranche B Lender” means a Lender with a Tranche B Commitment or holding a Tranche B Advance.

“Tranche B Maturity Date” means the date that is 18 months after the Closing Date.

“Transactions” means, collectively, any and all of the following (whether or not consummated): (i) the Acorn Acquisition, (ii) the entry into the Acorn Acquisition Agreement and the consummation of the transactions contemplated thereunder, (iii) the entry into this Agreement and the borrowing of Loans hereunder, (iv) the incurrence by the Borrower and/or its Subsidiaries of up to $12,650,000,000 in aggregate principal amount of senior unsecured notes, (iv) the entry into the definitive documentation for the Acorn Bridge Facility and the borrowing of any loans thereunder and (v) the payment of fees and expenses incurred with the foregoing.

“Type” refers to the distinction between Base Rate Advances and Term SOFR Advances.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14(f)(ii)(B)(III).

“WF Bank” means Wells Fargo Bank, National Association.

“WF Securities” means Wells Fargo Securities LLC.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”), provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.03, the Borrower shall give prompt notice of such change to the Administrative Agent and the Lenders, (b) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Administrative Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

SECTION 1.04. Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.05. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances.

(a)            Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single Advance in U.S. dollars to the Borrower on the Closing Date in an amount not to exceed such Lender’s Tranche A Commitment (such Advances, the “Tranche A Advances”). Each Borrowing shall be in an aggregate minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Tranche A Commitments. Once repaid or prepaid, Tranche A Advances may not be reborrowed.

(b)            Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single Advance in U.S. dollars to the Borrower on the Closing Date in an amount not to exceed such Lender’s Tranche B Commitment (such Advances, the “Tranche B Advances”). Each Borrowing shall be in an aggregate minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Tranche B Commitments. Once repaid or prepaid, Tranche B Advances may not be reborrowed.

SECTION 2.02. Making the Advances. (a)  Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Advances, or the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier; provided that, notwithstanding the foregoing, notice of any Borrowing to be made on the Closing Date may be delivered by the Borrower to the Administrative Agent at any time prior to 11:00 A.M. (New York City time) on the Business Day prior to the date of the proposed Borrowing (or at such later time as the Administrative Agent may consent to in its sole discretion). Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing, or telecopier in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type and Tranche of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Term SOFR Advances, initial Interest Period for each such Advance. Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at the Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon the fulfillment of the conditions set forth in Section 3.02, the Administrative Agent will make such funds available to the Borrower at its account notified to the Administrative Agent at the Administrative Agent’s address referred to in Section 8.02.

(b)            Anything in subsection (a) above or Section 2.09 to the contrary notwithstanding, there shall not be more than ten Interest Periods in effect.

(c)            Except as otherwise provided in this Agreement, each Notice of Borrowing shall be irrevocable and binding on the Borrower; provided, however, that any Notice of Borrowing may be conditioned on the occurrence of any event, in which case such notice may be revoked by the Borrower (by notice delivered to the Administrative Agent on or prior to the date of the proposed Borrowing) if such condition is not satisfied (it being understood that any revocation of a Notice of Borrowing shall be subject to the provisions in the succeeding sentence). In respect of any Borrowing comprised of or including Term SOFR Advances specified in such Notice of Borrowing, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender solely as a result of any failure by the Borrower to borrow on the date specified in the Notice of Borrowing for such Borrowing, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Term SOFR Advance to be made by such Lender as part of such Borrowing when such Term SOFR Advance, solely as a result of such failure, is not made on such date. Without prejudice to the survival of any other provision of this Agreement, the provisions of this paragraph shall survive any termination of this Agreement.

(d)            Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (or in the case of a Base Rate Borrowing, prior to 12:00 noon (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made available to the Administrative Agent on the date of any Borrowing such Lender’s ratable portion of such Borrowing, such Lender agrees, and the Borrower agrees, to pay or repay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (ii) in the case of the Borrower, the rate applicable to such Borrowing (provided that such payment at the Federal Funds Rate with respect to any Term SOFR Advance shall not affect the status of such Advance as a Term SOFR Advance). If such Lender shall pay to the Administrative Agent such amount, the amount so paid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement from and including the date of such Borrowing.

(e)            The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. [Reserved].

SECTION 2.04. Fees. (a)  Commitment Fees. The Borrower agrees to pay to the Administrative Agent, on the Commitment Termination Date, for distribution to each Lender a commitment fee (the “Commitment Fee”) with respect to such Lender’s undrawn Commitment, calculated at a rate per annum equal to the Commitment Fee Percentage from time to time in effect on the amount of such Lender’s actual daily undrawn Commitment, which Commitment Fee will accrue from (and including) February 10, 2023 to (but excluding) the Commitment Termination Date.

(b)            Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, such fees as may from time to time be agreed between the Borrower and the Administrative Agent (including the applicable Acorn Fee Letters).

SECTION 2.05. Termination or Reduction of the Commitments . (a)  The Commitment of each Lender shall be automatically terminated on the Commitment Termination Date.

(b)            The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part (in a minimum principal amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof), the Commitments. Voluntary Commitment reductions shall be allocated between Tranche A Commitments and Tranche B Commitments as determined by the Borrower.

(c)            Solely to the extent the aggregate commitments and loans under the Acorn Bridge Facility have been reduced to $0, and without duplication of any reduction to the Tranche B Commitments pursuant to clause (I)(y) of the proviso to Section 3.02(b), the aggregate Tranche B Commitments shall be permanently reduced, without penalty or premium, in each case, dollar-for-dollar, by 100% of the Net Cash Proceeds of the Acorn Specified Dispositions received by the Borrower and its Subsidiaries on or prior to the Closing Date. It is understood and agreed that no Net Cash Proceeds received by Acorn or any of its Subsidiaries for any reason whatsoever prior to the Closing Date shall result in any mandatory Commitment reduction pursuant to this clause (c). For the avoidance of doubt, no mandatory reduction of Tranche A Commitments shall be required pursuant to this clause (c). Any required reduction to the Tranche B Commitments pursuant to this clause (c) shall be automatically effective on the same day as such Net Cash Proceeds are received.

(d)            The Borrower shall notify the Administrative Agent as soon as practicable and, in any event, within three Business Days of any event under clauses (a) or (c) above, unless the Commitment reduction under clause (a) above is a result of the occurrence of the Closing Date.

SECTION 2.06. Repayment of Advances. The Borrower shall repay to the Administrative Agent for the account of each Tranche A Lender on the Tranche A Maturity Date the aggregate principal amount of the Tranche A Advances owing to such Tranche A Lender on such date. The Borrower shall repay to the Administrative Agent for the account of each Tranche B Lender on the Tranche B Maturity Date the aggregate principal amount of the Tranche B Advances owing to such Tranche B Lender on such date.

SECTION 2.07. Interest on Advances. (a)  Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin, payable quarterly in arrears on the third day of each January, April, July and October and on the date such Base Rate Advance shall be Converted into a Term SOFR Advance or paid in full.

(ii)            Term SOFR Advances. During such periods as such Advance is a Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) Term SOFR for such Interest Period plus (y) the Applicable Margin, payable on the last day of each Interest Period and, if such Interest Period has a duration of six months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period.

(b)            Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (e), the Administrative Agent shall, and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require, the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) of this Section 2.07, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) of this Section 2.07 and (ii) the amount of any interest, fee or other amount payable hereunder or any other Loan Document that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) of this Section 2.07 (the “Default Rate”), provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable whether or not previously required by the Administrative Agent.

SECTION 2.08. Interest Rate Determination. (a)  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a).

(b)            If the Borrower shall fail to select the duration of any Interest Period for any Term SOFR Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(c)            If in connection with any request for a Term SOFR Advance or a conversion to or continuation thereof, (i) the Administrative Agent determines that (x) adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Advance or in connection with an existing or proposed Base Rate Advance and (y) the circumstances described in Section 2.08(e) do not apply (in each case with respect to this clause (i), “Impacted Advances”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Advance does not adequately and fairly reflect the cost to such Lenders of funding such Term SOFR Advance, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Advances shall be suspended, (to the extent of the affected Term SOFR Advances or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of the first sentence of this Section 2.08(c), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of Term SOFR Advances (to the extent of the affected Term SOFR Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein.

(d)            Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of the first sentence of Section 2.08(c), the Administrative Agent, in consultation with the Borrower and Required Lenders, may establish an alternative interest rate for the Impacted Advances, in which case, such alternative rate of interest shall apply with respect to the Impacted Advances until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Advances under clause (i) of the first sentence of Section 2.08(c), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Advances, or (iii) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Advances whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(e)            Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the Term SOFR Screen Rate, in each case acting in such capacity, has made a public statement identifying a specific date after which all tenors of the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such tenors of the Term SOFR Screen Rate after such specific date;

or if the events or circumstances of the type described in Section 2.08(e)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.08(e) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent in consultation with the Borrower from time to time in its reasonable discretion and may be periodically updated. Any such proposed rate and adjustments shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

SECTION 2.09. Conversion of Advances. (a)  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.02(b), 2.08, 2.09(d) and 2.11(d), Convert all or any Advances of one Type into Advances of the other Type; provided, however, that (i) except as provided in Section 2.11(d), any Conversion of any Term SOFR Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Term SOFR Advances, (ii) the Borrower may not Convert any Base Rate Advances into Term SOFR Advances unless such Base Rate Advances are in an aggregate amount not less than $10,000,000 and (iii) no conversion of any Advances shall result in more separate Interests periods than permitted under Section 2.02(b)(iv). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Type and aggregate amount of Advances to be Converted and (iii) if such Conversion is into Term SOFR Advances, the duration of the Interest Period for such Advances.

(b)            Each notice of Conversion shall be irrevocable and binding on the Borrower and, in respect of any notice of Conversion to Term SOFR Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender solely as a result of any failure to Convert on the date specified in such notice, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Term SOFR Advance to be made by such Lender as part of such Conversion when such Term SOFR Advance, solely as a result of such failure, is not made on such date. Without prejudice to the survival of any other provision of this Agreement, the provisions of this paragraph shall survive any termination of this Agreement.

(c)            On the date on which the aggregate unpaid principal amount of Term SOFR Advances having the same Interest Period shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(d)            Upon the occurrence of any Default and so long as such Default shall continue, (i) each Term SOFR Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert any Advances into, Term SOFR Advances shall be suspended.

SECTION 2.10. Prepayments. (a)  Optional Prepayments. The Borrower may, upon at least two Business Days’ notice in the case of Term SOFR Advances, and upon at least one Business Day’s notice in the case of Base Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment pursuant to this Section 2.10 shall be in an aggregate principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) in the event of any such prepayment of a Term SOFR Advance, such prepayment shall either be made on the last day of an Interest Period for such Term SOFR Advance or shall be made together with payment of all amounts required pursuant to Section 8.03(c). Voluntary prepayments shall be allocated between Tranche A Advances and Tranche B Advances as determined by the Borrower.

(b)            Mandatory Prepayments. Solely to the extent the aggregate commitments and loans under the Acorn Bridge Facility have been reduced to $0, the Borrower shall prepay an aggregate amount of Tranche B Advances equal to 100% of the Net Cash Proceeds of the Acorn Specified Dispositions received by the Borrower or its Subsidiaries after the Closing Date. The Borrower shall notify the Administrative Agent as soon as practicable and, in any event, within three Business Days of its receipt of any Net Cash Proceeds from Acorn Specified Dispositions after the Closing Date. Any mandatory prepayment of Tranche B Advances resulting from the receipt of Net Cash Proceeds from Acorn Specified Dispositions after the Closing Date required by the this clause (b) shall be made within five Business Days of receipt of such Net Cash Proceeds. For the avoidance of doubt, no mandatory prepayments of Tranche A Advances shall be required pursuant to this clause (b).

SECTION 2.11. Increased Costs; Illegality. (a)  If, due to either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or change in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Term SOFR Advances, other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)            If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c)            [Reserved].

(d)            Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, as reasonably determined by any Lender, or any central bank or other Governmental Authority shall assert that it is unlawful, for such Lender or its Lending Office to perform its obligations hereunder to make Term SOFR Advances or to continue to fund or maintain Term SOFR Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make Term SOFR Advances and to Convert Advances into Term SOFR Advances shall terminate and (ii) the Borrower shall forthwith Convert all Term SOFR Advances of such Lender then outstanding into Base Rate Advances in accordance with Section 2.09, except that such Conversion may occur, notwithstanding Section 2.09, other than on the last day of the respective Interest Periods for such Term SOFR Advances, if the Borrower has paid all amounts payable under Section 8.03(c).

(e)            For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section 2.11, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the applicable United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (y) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

(f)            Without prejudice to the survival of any other provision of this Agreement, the provisions of this Section 2.11 shall survive any termination of this Agreement.

SECTION 2.12. Payments and Computations. (a)  The Borrower shall make each payment hereunder and under the Notes, if any, without condition or deduction for counterclaim, defense, recoupment or setoff, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Office in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Commitment Fees ratably (other than amounts payable pursuant to Section 2.04(b), 2.11, 2.14 or 8.03(c)) to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes, if any, in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)            The Borrower hereby authorizes each Lender, if and to the extent payment is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due to such Lender prior to any sharing under Section 2.13. Nothing contained in this subsection (b) shall impair the obligations of any Lender under Section 2.13, the rights of the Administrative Agent or any Lender under Section 8.04 or any other rights and remedies (including other rights of set-off) that the Administrative Agent or such Lender may have.

(c)            All computations of interest based on the Base Rate (including when determined by reference to Term SOFR or the Federal Funds Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on Term SOFR and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Advance for the day on which the Advance is made, and shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid, provided that any Advance that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)            Whenever any payment hereunder or under the Notes, if any, shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Term SOFR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.

SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it of any Tranche excess of its ratable share of payments on account of the Advances of such Tranche obtained by all the Lenders of such Tranche, such Lender shall forthwith purchase from the other Lenders of such Tranche such participations in the Advances of such Tranche made by the other Lenders of such Tranche as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to each such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender). The Borrower agrees that any Lender so purchasing a participation from another Lender may, pursuant to this Section 2.13, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.14. Taxes. (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding the foregoing, in the case of any Taxes not required by law to be deducted by the Borrower from or in respect of any sum payable hereunder to any Recipient, payment under this indemnification must be made by the Borrower only if such written demand has been made within 60 days from the date on which such Recipient makes payment of the Taxes to the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this clause (g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Such Recipient shall, at the Borrower’s request, provide the Recipient with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Recipient may redact any information therein that such Recipient deems confidential). This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)            Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations of the Borrower under the Loan Documents.

SECTION 2.15. Evidence of Debt. (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a promissory note or other evidence of indebtedness, in form and substance reasonably satisfactory to the Borrower and such Lender (each a “Note”) with respect to such Advances.

(b)            The Register maintained by the Administrative Agent pursuant to Section 8.06(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Tranche and Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)            Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) to fund a portion of the cash consideration for the Acorn Acquisition and to pay fees and expenses incurred in connection with the Transactions. Neither the Borrower nor any of its Subsidiaries shall use the proceeds of any Borrowing in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries shall use the proceeds of any Borrowing (x) for the purpose of financing any activities, business or transaction of or with any Sanctioned Person or a Person known by the Borrower to be controlled by a Sanctioned Person, or in any Sanctioned Country, except where such activities, business or transaction could be conducted legally by a U.S. Person or (y) in any other manner that would result in a violation of Sanctions by any Lender.

SECTION 2.17. [Reserved].

SECTION 2.18. [Reserved].

SECTION 2.19. [Reserved].

SECTION 2.20. [Reserved].

SECTION 2.21. Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.01.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 8.04) under this Agreement, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. Such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.04(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)            Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.22. Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes in accordance with Section 2.14(c) or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes in accordance with Section 2.14(c) or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section that eliminate or reduce the amounts payable pursuant to Section 2.11 or 2.14, or if any Lender is a Defaulting Lender or a Non-Approving Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.06;

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal amount of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)            such assignment does not conflict with applicable law; and

(v)            in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 7.07.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to the Effective Date. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied (or waived in accordance with Section 8.01):

(a)            There shall have occurred no Material Adverse Change since January 29, 2022.

(b)            The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:

(i)            Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and of all documents (including, for the avoidance of doubt, corporate organizational documents and a good standing certificate from the secretary of state of the Borrower’s jurisdiction of organization) evidencing the taking of any necessary corporate action with respect to this Agreement and the other Loan Documents.

(ii)            A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, each other Loan Document and the other documents to be delivered hereunder or thereunder.

(iii)            A favorable opinion of (i) Christine S. Wheatley, Group Vice President, Secretary and General Counsel for the Borrower, and of (ii) Weil Gotshal & Manges LLP, special New York counsel for the Borrower, as to the enforceability of this Agreement under New York law, in each case, in customary form and substance.

(iv)            at least three Business Days prior to the Effective Date, any documentation or other evidence reasonably requested by the Administrative Agent or any Lender in order to comply with all necessary “know your customer” or other similar checks under all applicable laws and regulations and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed Beneficial Ownership Certification, in each case, to the extent requested at least five days prior to the anticipated Effective Date.

(c)            The Arrangers, the Administrative Agent and the Lenders shall have received (or shall simultaneously receive) all fees and invoiced expenses required to be paid on or prior to the Effective Date pursuant to the Acorn Fee Letters or the Loan Documents; provided, that, in the case of expenses, the Borrower has received a reasonably detailed summary of such expenses not less than two Business Days prior to the Effective Date.

SECTION 3.02. Conditions Precedent to Borrowing on the Closing Date. The obligation of each Lender to make an Advance to the Borrower on the Closing Date shall be subject to the following conditions precedent having been satisfied (or waived in accordance with Section 8.01):

(a)            The Effective Date shall have occurred.

(b)            The Acorn Acquisition shall have been consummated substantially concurrently with the Borrowing of Advances hereunder on the Closing Date materially in accordance with the Acorn Acquisition Agreement as in effect on October 13, 2022 and the Acorn Acquisition Agreement as in effect on October 13, 2022 shall not have been amended or modified, and no condition shall have been waived or consent granted by the Borrower, in any respect that is materially adverse to the Lenders without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any decrease in the purchase price shall not be materially adverse to the interests of the Lenders so long as such decrease is less than 15% of the aggregate consideration for the Acorn Acquisition (it being understood and agreed that any purchase price decreases contemplated in the proviso below shall not count towards such 15% cap) and such reduction is applied, subject to the applicable mandatory prepayment and commitment reduction requirements of the Acorn Bridge Facility, to reduce the Commitments hereunder on a dollar-for-dollar basis (which reduction shall be allocated first to a reduction of Tranche B Commitments and then to a reduction of Tranche A Commitments), (b) any decrease in the purchase price shall be materially adverse to the interests of the Lenders if such decrease is equal to or greater than 15% of the aggregate consideration for the Acorn Acquisition (it being understood and agreed that any purchase price decreases contemplated in the proviso below shall not count towards such 15% cap) ~~and~~, (c) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is not funded with third-party debt for borrowed money and (d) any extension of the “Outside Date” under the Acorn Acquisition Agreement shall not be materially adverse to the interests of the Lenders so long as such “Outside Date” is not extended past December 31, 2024); provided that, notwithstanding anything to the contrary in the foregoing, (I) any purchase price decrease pursuant to the terms of the Acorn Acquisition Agreement as in effect on October 13, 2022 shall not be materially adverse to the interests of the Lenders and (x) no amount of any such purchase price decrease (other than any purchase price decrease described in clause (y) below)  shall be required to be applied to reduce the Commitments or any other indebtedness of the Borrower and (y) any purchase price decrease pursuant to the definition of “SpinCo Consideration Adjustment Amount” in the Acorn Acquisition Agreement as in effect on October 13, 2022 shall, subject to the mandatory prepayment and commitment reduction requirements of the Acorn Bridge Facility, automatically reduce the Tranche B Commitments (but not Tranche A Commitments) on a dollar-for-dollar basis and (II) any increase in the number of stores contributed to SpinCo (as defined in the Acorn Acquisition Agreement as in effect on October 13, 2022) and any waiver, modification, amendment or consent, to the extent it effects the foregoing changes, shall not be materially adverse to the Lenders, so long as there is a purchase price decrease pursuant to the definition of  “SpinCo Consideration Adjustment Amount” with respect to such stores and either the Acorn Bridge Facility or the Tranche B Commitments is correspondingly reduced in accordance with clause (I)(y) above.

(c)            Except (x) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with or furnished by the Company to the SEC on or after June 20, 2020 (excluding any disclosures set forth in any such Filed Company SEC Documents in any risk factor section, any forward-looking disclosure or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein and solely where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure) and publicly available prior to the date of the Agreement, (y) as set forth in the disclosure letter delivered by the Company to Parent as of the date hereof, or (z) to the extent relating to SpinCo, the SpinCo Business, SpinCo Assets, SpinCo Liabilities or SpinCo Employees or any Divestment Actions, and disregarding the Divestment Actions (including, for the avoidance of doubt, the Separation and the Distribution) or any effects thereof, since February 26, 2022, there has not been any Company Material Adverse Effect. Solely for purposes of this Section 3.02(c), all capitalized terms used in this Section 3.02(c) shall have the meanings attributed thereto in the Acorn Acquisition Agreement as in effect on October 13, 2022.

(d)            To the extent also provided to Citibank and WF Securities, each in its capacity as lead arranger of the Acorn Bridge Facility, the Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and Acorn for the two most recent fiscal years ended at least 100 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of  each of Borrower and Acorn for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 50 days before the Closing Date (and the corresponding period in the prior year); provided, that the financial statements required to be delivered by this clause (d) shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3. The Arrangers hereby acknowledge that the Borrower’s and Acorn’s respective public filings with the SEC under the Exchange Act of any required financial statements will satisfy the requirements of this clause (d).

(e)            To the extent also provided to Citibank and WF Securities, each in its capacity as lead arranger of the Acorn Bridge Facility, the Arrangers shall have received, as required by Rule 3-05 and Article 11 of Regulation S-X, customary pro forma financial statements of the Borrower giving effect to the Transactions, regardless of when such pro forma financial statements are required to be filed with the SEC, meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3.

(f)            The Administrative Agent shall have received a duly completed and executed (i) Notice of Borrowing substantially the form of Exhibit A hereto and (ii) solvency certificate in substantially the form of Exhibit E hereto.

(g)            The Arrangers, the Administrative Agent and the Lenders shall have received (or shall simultaneously receive) all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letters or the Loan Documents; provided, that, in the case of expenses, the Borrower has received a reasonably detailed summary of such expenses not less than two Business Days prior to the Closing Date (which amounts may be offset against the proceeds of the Advances).

(h)            No Event of Default under Section 6.01(a) (with respect to fees) or Section 6.01(e) (with respect to the Borrower) shall have occurred and be continuing (after giving pro forma effect to the Transactions).

(i)            The Specified Representations and the Acorn Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date.

(j)            The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, to the extent reasonably requested by the Administrative Agent at least 10 Business Days prior to the Closing Date.

(k)            On the Closing Date, the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Closing Date, stating that the conditions precedent set forth in Sections 3.02(b), (c), (h) and (i) have been satisfied.

SECTION 3.03. Determinations Under Section 3.01 and Section 3.02. Without limiting the generality of the provisions of the last paragraph of Section 7.03, for purposes of determining compliance with the conditions specified in Section 3.01 and/or Section 3.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date and/or Closing Date specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. On each of the Effective Date (other than with respect to the representation and warranty contained in clause (l) below) and the Closing Date, the Borrower represents and warrants as follows:

(a)            The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

(b)            The execution, delivery and performance by the Borrower of the Loan Documents and the other documents which are delivered hereunder and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter, regulations or by-laws, as applicable, or (ii) (x) any law or (y) any contractual restriction, in each case, binding on or affecting the Borrower, except, in the case of this clause (ii), for such contraventions that would not reasonably be expected to result in a Material Adverse Effect.

(c)            No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of any Loan Document, except for (i) those authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those authorizations, approvals, actions, notices and filings the failure to obtain, take, give or make, would not reasonably result in a Material Adverse Effect.

(d)            This Agreement has been, and each of the other Loan Documents when delivered will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the other Loan Documents, when delivered hereunder, will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by any bankruptcy, insolvency or other similar debtor relief laws or other laws affecting creditors’ rights generally and by general principles of equity and principles of good faith and fair dealing.

(e)            The Consolidated balance sheet of the Borrower and its Subsidiaries and variable interest entities in which the Borrower is the primary beneficiary as at ~~January 29~~February 3, 202~~2~~4, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year ended as of ~~January 29~~February 3, 202~~2~~4, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since ~~January 29~~February 3, 202~~2~~4, there has been no Material Adverse Change.

(f)            There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than any litigation disclosed on any of the Borrower’s periodic or current reports on Form 10-K, 10-Q or 8-K filed with the SEC) or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby and thereby.

(g)            The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)            The Borrower is not an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)            The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The proceeds of the Advances made hereunder on the Closing Date shall not be used in violation of the Patriot Act. None of the Borrower, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is, or is controlled by, a Sanctioned Person.

(j)            The Borrower is not an Affected Financial Institution.

(k)            ~~The information included in the Beneficial Ownership Certification, if any, provided by the Borrower on or prior to the date of this Agreement to any Lender in connection with this Agreement is true and correct in all respects on and as of the Effective Date.~~[Reserved.]

(l)            As of the Closing Date and immediately after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. From and after the Effective Date, and for so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder shall remain outstanding, the Borrower will:

(a)            Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except, in each case, to the extent that failure to so comply would result in a Material Adverse Effect, and maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)            Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

(c)            Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same industries in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same industries in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

(d)            Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if a Responsible Officer of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof would not reasonably be expected to result in a Material Adverse Effect.

(e)            Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that unless an Event of Default is continuing, such visitation shall be limited to once per year for each of the Administrative Agent and each Lender.

(f)             Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g)            Maintenance of Properties, Etc. Maintain and preserve all of its properties in good working order and condition, ordinary wear and tear excepted, and maintain all necessary licenses and permits if, in each case, failure to so maintain and preserve would result in a Material Adverse Effect.

(h)            Reporting Requirements. Furnish to the Lenders:

(i)            as soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Financial Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of a Financial Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii)           as soon as available and in any event within 100 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii)          together with the delivery of the financial statements required under clauses (h)(i) and (h)(ii) above, a schedule (1) identifying each Excluded Ocado CFC (which shall, subject to the limitations contained in the definition of “Excluded Ocado CFC”, constitute the written notice of such designation required by the definition thereof) and (2) setting forth in reasonable detail the calculation of the Excluded Ocado CFC Amount with respect to each Excluded Ocado CFC as of the end of such fiscal quarter, including (I) the initial Excluded Ocado CFC Amount at the time the applicable Ocado CFC was first designated as an Excluded Ocado CFC and (II) commencing with the second fiscal quarter ending after any Ocado CFC has been designated as an Excluded Ocado CFC, the change in the Excluded Ocado CFC Amount with respect to such Excluded Ocado CFC from the previous fiscal quarter end~~.~~;

(iv)          as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v)           promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its securityholders, and copies of all reports on Form 8-K that the Borrower or any Subsidiary files with the SEC (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the SEC);

(vi)          promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vii)        such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

The financial statements required to be delivered pursuant to clauses (i) and (ii) and the reports required to be delivered pursuant to clause (v) of this Section 5.01(h) shall be deemed to have been delivered on the date on which the same have been posted on the SEC’s website at ~~www.sec.gov~~www.sec.gov.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Proprietary Information, they shall be treated as set forth in Section 8.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

(i)            Subsidiary Guarantors. Notify the Administrative Agent at the time that any Subsidiary of the Borrower becomes a guarantor of any senior unsecured Debt of the Borrower in an outstanding principal amount in excess of $50,000,000, and promptly thereafter (and in any event within 30 days), cause such Subsidiary to (a) become a guarantor of the Borrower’s obligations under the Loan Documents by executing and delivering to the Administrative Agent a counterpart of a guaranty in form and substance as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (ii) and (iii) of Section 3.01(d) and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent. Each Subsidiary that becomes a guarantor of the Borrower’s obligations under the Loan Documents pursuant to this Section 5.01(i) shall be automatically released from its guarantee obligations upon either (x) such Subsidiary ceasing to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder or (y) such subsidiary ceasing to guarantee senior unsecured Debt of the Borrower (other than Debt constituting obligations under the Loan Documents) in an outstanding principal amount in excess of $50,000,000. The Lenders irrevocably authorize the Administrative Agent to, at the sole expense of the Borrower, execute and deliver any documentation reasonably requested by the Borrower or any Subsidiary to evidence any release in accordance with the immediately preceding sentence.

SECTION 5.02. Negative Covenants. From and after the Effective Date, and for so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder shall remain outstanding, the Borrower will not:

(a)            Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)            Liens on any property or assets of any corporation existing at the time such corporation becomes a Subsidiary; provided that such Lien does not extend to any other property of the Borrower or any of its Subsidiaries;

(ii)           Liens on any property or assets (including stock) existing at the time of acquisition of such property or assets by the Borrower or any of its Subsidiaries, or Liens to secure the payment of all or any part of the purchase price of such property or assets (including stock), upon the acquisition of such property or assets by the Borrower or any of its Subsidiaries or to secure Debt incurred, assumed or guaranteed by the Borrower or any of its Subsidiaries for the purpose of financing all or any part of the purchase price of such property or in the case of real property, construction or improvements thereon, which Debt is incurred, assumed or guaranteed prior to, at the time of, or within 18 months after such acquisition (or in the case of real property, completion of construction (including any improvements on an existing asset) or commencement of full operations at such property, whichever is later (which in the case of a retail store is the opening of the store for business to the public)), provided that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any other property or assets theretofore owned by the Borrower or any of its Subsidiaries; or Liens attaching to property substituted by the Borrower to obtain the release of a Lien on other property of the Borrower on which a Lien then exists;

(iii)          Liens securing Debt owing by any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower;

(iv)         Liens on any property or assets of a corporation existing at the time such corporation is merged into or consolidated with the Borrower or any of its Subsidiaries or at the time of a purchase, lease or other acquisition or the assets of a corporation or firm as an entirety or substantially as an entirety by the Borrower or any of its Subsidiaries; provided that such Lien does not extend to any other property of the Borrower or any of its Subsidiaries;

(v)           Liens on any property or assets of the Borrower or any of its Subsidiaries in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the property or assets subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control, industrial revenue or similar financing);

(vi)          Liens existing on properties or assets of the Borrower or any of its Subsidiaries existing on the Effective Date; provided that such Liens shall secure only those obligations which they secure on the Effective Date or any extension, renewal or replacement thereof;

(vii)         any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (vi), inclusive; provided that such extension, renewal or replacement shall be limited to all or a part of the property or assets to which the Lien so extended, renewed or replaced had attached (plus improvements and construction on real property);

(viii)        Liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’ warehouseman’s, vendors’, or other similar Liens arising in the ordinary course of business of the Borrower or any of its Subsidiaries, or governmental (federal, state or municipal) Liens arising out of contracts for the sale of products or services by the Borrower or any of its Subsidiaries, or deposits or pledges to obtain the release of any of the foregoing Liens;

(ix)           pledges, Liens or deposits under worker’s compensation laws or similar legislation and Liens or judgments thereunder which are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Borrower or any of its Subsidiaries is a party, or to secure the public or statutory obligations of the Borrower or any of its Subsidiaries, or in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, appeal or customs bonds to which the Borrower or any of its Subsidiaries is a party, or in litigation or other proceedings such as, but not limited to, interpleader proceedings, and other similar pledges, Liens or deposits made or incurred in the ordinary course of business;

(x)           Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Borrower or any of its Subsidiaries, with respect to which the Borrower or such Subsidiary is in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 30 days of the date of judgment; or Liens incurred by the Borrower or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Borrower or such Subsidiary is a party; or Liens securing judgments which would not result in an Event of Default under Section 6.01(f);

(xi)          Liens for taxes or assessments of governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord’s Liens on property held under lease; and any other Liens or charges incidental to the conduct of the business of the Borrower or any of its Subsidiaries or the ownership of the property or assets of any of them which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of the Borrower, materially impair the use of such property or assets in the operation of the business of the Borrower or such Subsidiary or the value of such property or assets for the purposes of such business; or

(xii)         Liens not permitted by the foregoing clauses (i) to (xi), inclusive, if at the time of, and after giving effect to, the creation or assumption of such Lien, the aggregate amount of all Debt of the Borrower and its Subsidiaries secured by all Liens not so permitted by the foregoing clauses (i) through (xi) above together with the Attributable Debt in respect of Sale and Lease-Back Transactions (as such terms are defined in, and such amount is calculated in accordance with, the Indenture) does not exceed 10% of Consolidated Net Tangible Assets.

(b)            Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into or dispose of assets to any other Subsidiary of the Borrower or into any other Person (so long as the surviving corporation is a Subsidiary of the Borrower); provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and (ii) any Subsidiary of the Borrower or any other Person may merge into or dispose of assets to the Borrower.

(c)            Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any significant change in accounting policies or reporting practices, except as required by generally accepted accounting principles. The parties acknowledge that the Borrower and its Subsidiaries may change their fiscal years to conform the fiscal years of the Borrower and its Subsidiaries.

(d)            [Reserved].

(e)            Subsidiary Debt. Permit any of its Subsidiaries (other than any Subsidiary that is a guarantor of the Borrower’s obligations under the Loan Documents) to create or suffer to exist, any Debt other than:

(i)            Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower;

(ii)           Debt consisting of Finance Lease Obligations;

(iii)          Debt ~~(after deducting Debt permitted under clauses (i), (ii), and (iv) of this Section 5.02(e))~~ aggregating for all of the Borrower’s Subsidiaries not more than 5% of Consolidated Tangible Assets at any one time outstanding; and

(iv)         endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

SECTION 5.03. Financial Covenant. From and following the Closing Date, the Borrower will maintain a Leverage Ratio (determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day) of not greater than 4.50:1.00, with step-downs to (1) 4.25:1.00 for the Rolling Periods ending on the last day of the third and fourth full Fiscal Quarters after the Closing Date, (2) 4.00:1.00 for the Rolling Periods ending on the last day of the fifth and sixth full Fiscal Quarters after the Closing Date, (3) 3.75:1.00 for the Rolling Periods ending on the last day of the seventh and eighth full Fiscal Quarters after the Closing Date and (4) 3.50:1.00 for the Rolling Periods ending on the last day of the ninth full Fiscal Quarter after the Closing Date and each Rolling Period thereafter; provided, further, that following (but excluding) the last day of the ninth full Fiscal Quarter after the Closing Date, upon the written notice of the Borrower (such notice, which shall include a listing of the acquisition or acquisitions so made, a “Covenant Reset Notice”) to the Administrative Agent that the Borrower and/or any of its Subsidiaries has, during the prior twelve month period, made an acquisition or series of acquisitions whose aggregate cash consideration equals or exceeds $1,000,000,000, the maximum Leverage Ratio permitted under this Section 5.03 shall be automatically, without any action on the part of the Administrative Agent or any Lender, increase from 3.50:1.00 to 4.00:1.00 for a period of four fiscal quarters (a “Covenant Reset Period”), commencing with the fiscal quarter during which the first subject acquisition included in the Covenant Reset Notice is consummated; provided, further, that before becoming entitled to an additional Covenant Reset Period, the Borrower shall deliver to the Administrative Agent compliance certificates pursuant to Section 5.01(h) evidencing the Borrower’s compliance with a Leverage Ratio of 3.50 to 1.00 for at least two full fiscal quarters prior to the beginning of such additional Covenant Reset Period.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)            The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b)            Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)            (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.16, 5.01(d), (with respect to the Borrower only) or (h)(iv), 5.02 (other than subsection (c)) or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)            The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $250,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)            The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)            Any judgment or order for the payment of money in excess of $250,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g)            Any Change of Control shall have occurred; or

(h)            (x) A Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 430(j) of the Internal Revenue Code) shall have occurred with respect to any Plan or Plans, (y) a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or (z) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, that, in any such case, results in liability of the Borrower or any of its Subsidiaries to the PBGC or to a Plan in an aggregate amount exceeding $250,000,000 and an amount due the PBGC or a Plan in respect of such liability in an amount exceeding $250,000,000 remains unpaid 30 days after such payment is due; or

(i)            (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid by the Borrower or any of its ERISA Affiliates to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification) exceeds $250,000,000 and Withdrawal Liabilities in an aggregate amount exceeding $250,000,000 remain unpaid 30 days after such payment is due ~~(unless such Withdrawal Liability is being contested in good faith by the Borrower or any ERISA Affiliate)~~; or

(j)            the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or in endangered or critical status or is being terminated, within the meaning of Section 305 ~~of ERISA or Section 432 of the Internal Revenue Code, or is insolvent or being terminated, within the meaning of~~and Title IV of ERISA, if solely as a result of such insolvency or status or termination the aggregate contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in such insolvency or status or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $250,000,000 and any such contribution in an amount exceeding $250,000,000 remains unpaid 30 days after such payment is due; or

(k)            any Loan Document shall not be for any reason, or shall be asserted by the Borrower (except as otherwise expressly provided in this Agreement or such Loan Document) not to be, in full force and effect and enforceable in all material respects in accordance with its terms;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, (ii) [reserved], and (iii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Notwithstanding anything herein to the contrary, this Section 6.01 is qualified by Section 6.02 below.

SECTION 6.02. Limitations on Remedies Between Effective Date and Closing Date. Without limiting (and subject to) the conditions precedent set forth in Section 3.01 and Section 3.02, during the period from and including the Effective Date and to and including the termination of the Commitments hereunder, or the funding of the Advances hereunder on the Closing Date, and notwithstanding (a) any failure by the Borrower or any of its Subsidiaries to comply with any of the affirmative covenants set forth in Section 5.01, the negative covenants set forth in Section 5.02, the financial covenant set forth in Section 5.03 or any other covenant set forth herein or in any other Loan Document, (b) the occurrence of any Event of Default (other than (x) an Event of Default under Section 6.01(a) with respect to nonpayment of fees or (y) an Event of Default under Section 6.01(e) with respect to the Borrower) or (c) subject to the parenthetical in clause (b) above, any provision to the contrary in the Loan Documents, neither the Administrative Agent nor the Lenders shall be permitted to (i) rescind, terminate or cancel this Agreement or its Commitments hereunder, or exercise any right or remedy hereunder or under the other Loan Documents, to the extent to do so would prevent, limit or delay the making of the Advances hereunder on the Closing Date, (ii) refuse to participate in making its Advance on the Closing Date or (iii) exercise any right of set-off or counterclaim in respect of its Advances hereunder to the extent to do so would prevent, limit or delay the making of its Advance on the Closing Date; provided that, it is understood that (A) the Borrowing hereunder on the Closing Date shall be subject to the satisfaction (or waiver) of the conditions precedent set forth in Section 3.02 and (B) Commitments shall be reduced as provided under Section 2.05. The acceleration of the Advances in accordance with the last paragraph of Section 6.01 shall be permitted at any time after the Advances have been funded only to the extent that an Event of Default is outstanding and continuing at such time. For the avoidance of doubt, from the Closing Date after giving effect to the funding of the Advances on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority. Each Lender (in its capacity as a Lender) hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03. Exculpatory Provisions. None of the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents nor any Arranger shall have any duties or obligations to the Lenders except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents or the Arrangers, as applicable:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law;

(c)           shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)           shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01 and Article VI) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and

(e)           shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Indemnification. (a) The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower without limiting the obligation of the Borrower to do so), ratably according to the respective Commitments of the Lenders or the respective principal amounts of the Advances then owing to each of them, as applicable, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

(b)           [Reserved].

(c)           The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder. In the case of any investigation, litigation or proceeding giving rise to any indemnification under this Section, this Section applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party. The Administrative Agent agrees to return to the Lenders their respective shares of any amounts paid under this Section that are subsequently reimbursed by the Borrower.

SECTION 7.06. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.07. Resignation of Administrative Agent. (a)  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower so long as no Event of Default is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders, subject to the approval of the Borrower so long as no Event of Default is continuing, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, subject to the approval of the Borrower so long as no Event of Default is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

SECTION 7.08. Non-Reliance on Administrative Agent, Co-Documentation Agents, Co-Syndication Agents, Arrangers and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent, any Co-Documentation Agent, any Co-Syndication Agent or any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent, any Co-Documentation Agent, any Co-Syndication Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, any Co-Documentation Agent, any Co-Syndication Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents and the Arrangers that it has, independently and without reliance upon the Administrative Agent, any Co-Documentation Agent, any Co-Syndication Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Co-Documentation Agent, any Co-Syndication Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 7.09. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Co-Documentation Agents, the Co-Syndication Agents or the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 7.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04 and 8.03) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04 and 8.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 7.11.      Lender ERISA Representation. (a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

As used in this Section, the following terms shall have the following meanings:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

SECTION 7.12. Erroneous Payments.

(a)            If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 7.12 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns) agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Lender shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 7.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.12(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)

(i)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments) of the relevant Tranche with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Advances to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)            Subject to Section 8.06 (but excluding, in all events, any assignment consent or approval requirements (other than the requirement to obtain the Borrower’s consent, if any)), the Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)           The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s obligations hereunder and under the other Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower hereunder or under any other Loan Document; provided that this Section 7.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Borrower relative to the amount (and/or timing for payment) of the obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)           Each party’s obligations, agreements and waivers under this Section 7.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) owed by the Borrower hereunder or under any Loan Document.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Waivers; Amendments, Etc. (a)  No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuation of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below (other than a waiver of the minimum amount of Commitments or Advances assumed by an assignee pursuant to Section 8.06, which may be waived by unilateral consent of the Borrower), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or, in the case of any waiver, amendment or modification that only affects the rights and obligations of the Lenders, Advances or Commitments of one Tranche but not the other, the Lenders holding more than 50% of the outstanding Commitments or Advances of such affected Tranche) and either acknowledged by or notified to the Administrative Agent; provided, however, that no such agreement shall (A) change the principal amount of any Advance, extend the final scheduled maturity of any Advance, extend the scheduled date for payment (but not prepayments) of principal of or interest on any Advance, forgive any such payment or any part thereof or reduce the rate of interest on any Advance, in each case without the prior written consent of each Lender affected thereby, (B) increase the amount or extend the termination date of the Commitment of any Lender or reduce or extend the date for payment of the Commitment Fees or other amounts payable under this Agreement to any Lender, in each case without the prior written consent of such Lender or (C) amend or modify the provisions of Section 2.13, this Section 8.01(b), the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender directly and adversely affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent; and provided, further, that no waiver, amendment or modification that affects the Lenders under any Tranche adversely vis-a-vis the other Tranche shall be effective without the prior written consent of the requisite Lenders (i.e., Lenders holding more than 50% of the outstanding Commitments or Advances) in the adversely and differently affected Tranche. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VI for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 8.04 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.02. Notices, Etc. (a)  Notices. Except as otherwise expressly permitted herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

(i)             if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 8.02; and

(ii)            If to any Lender, at its address (or telecopy number) set forth on its Administrative Questionnaire provided to the Administrative Agent prior to the date hereof or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy (except that, if a notice or communication sent by telecopy is not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next business day for the recipient), or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in Section 8.02 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.02. The Administrative Agent shall deliver to the Borrower a copy of each Administrative Questionnaire received by it.

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses and liabilities have resulted from the gross negligence or willful misconduct of such Person. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 8.03. Expenses; Indemnity; Damage Waiver. (a)  The Borrower agrees to pay (i) the reasonable fees, disbursements and other charges of counsel for the Administrative Agent incurred in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Advances, including the reasonable fees, disbursements and other charges of Davis Polk & Wardwell LLP, counsel for the Administrative Agent, in connection with any such enforcement or protection and the reasonable fees, disbursements and other charges of any other counsel for the Administrative Agent or any Lender, in each case within 30 days after receipt of a reasonably detailed written invoice therefor (together with, if reasonably requested, documentation supporting such reimbursement request).

(b)           The Borrower agrees to indemnify the Administrative Agent and each Lender and each of their respective Related Parties (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, but excluding the allocated cost of internal counsel, representing all of the Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, those of another firm of counsel for each such affected Indemnitee and, if necessary, of a single local counsel in each appropriate jurisdiction))), disbursements and other charges, incurred by or asserted against any Indemnitee by any third party or by the Borrower arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Advances or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnitee’s bad faith, gross negligence or willful misconduct, (y) such Indemnitee’s material breach of its obligations under this Agreement or (z) any claim, litigation, investigation or proceeding solely among Indemnitees not arising from or in connection with any act or omission by the Borrower or any of its affiliates (other than any proceedings against an Arranger or the Administrative Agent, in each case, in its capacity or in fulfilling its role as an administrative agent or arranger or other similar role under this Agreement). The Borrower shall not be liable for any settlement of any suit, litigation or proceeding effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the prior written consent of the Borrower or if there is a final judgment in any such suit, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section. This Section 8.03(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           If any payment of principal of any Term SOFR Advance is made other than on the last day of the Interest Period for such Advance, as a result of any Conversion, payment pursuant to Section 2.06, prepayment pursuant to Section 2.10(a) or 2.10(b), or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may incur as a result of such payment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)           Each of the Borrower and each of the Administrative Agent, any Lender or any of their respective Related Parties (each such person being called a “Lender-Related Person”) agrees not to assert against any other party hereto any claim for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Advances, this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances; provided, that nothing in this sentence shall limit the Borrower’s indemnity and reimbursement obligations set forth in Section 8.03(b) with respect to any indirect, special, punitive or consequential damages included in any third party claim in connection with which an Indemnitee is entitled to indemnification and reimbursement hereunder. No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Lender-Related Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)           The provisions of this Section 8.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Advances, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 8.03 shall be payable on written demand therefor.

SECTION 8.04. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized, in addition to any other right or remedy that any Lender may have by operation of law or otherwise, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to exercise its banker’s lien or right of setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or any Note and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 8.05. Binding Effect. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.06. Successors and Assigns. (a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 8.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 8.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default pursuant to Section 6.01(a) or Section 6.01(e) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances and the Commitment assigned.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 8.06 and, in addition:

(A)          (x) prior to the Closing Date, the consent of the Borrower shall be required (which consent shall be in the Borrower’s sole discretion), unless such assignment is to a Lender and (y) on and following the Closing Date, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Section 6.01(a) or Section 6.01(e) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that solely in the case of clause (y), the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)           Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).

(vi)           Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)          Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 8.06, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 8.06.

(c)           Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.14 and 8.03(c) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 8.06 (it being understood that the documentation required under Section 2.14(f) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Section 2.22 as if it were an assignee under clause (b) of this Section 8.06 and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to the benefits under Sections 2.11 and 2.14 is not limited to what the participating Lender would have been entitled to receive absent the participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.04 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            [Reserved].

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement provided that (i) nothing herein shall constitute a commitment to make any Advance by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.06, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to its Granting Lender or to any financial institutions (if consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Advances made by such SPC or to support the securities (if any) issued by such SPC to fund such Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 8.07. Confidentiality. Unless otherwise agreed to in writing by the Borrower, the Administrative Agent and each Lender hereby agree to keep all Proprietary Information (as defined below) confidential and not to disclose or reveal any Proprietary Information to any Person other than the Administrative Agent’s or such Lender’s directors, officers, employees, legal counsel, independent auditors, professionals, other experts or agents of such Person (collectively, “Representatives”), its Affiliates and their respective Representatives, and to actual or potential assignees and participants (in each case to the extent an Eligible Assignee), and then only on a confidential basis; provided, however, that the Administrative Agent or any Lender may disclose Proprietary Information (a) as required by law, rule, regulation or judicial process or in connection with any litigation or other proceeding relating to this Agreement (provided that except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, the applicable Person shall give the Borrower notice of such disclosure on the same day on which it determines such disclosure to be necessary and in any event prior to such disclosure to the extent not prohibited by law, and, if prior notice is prohibited by law, shall give notice of such disclosure as promptly as is legally permitted), (b) [reserved], (c) as required by any state, or Federal or foreign authority or examiner regulating banks or banking or other regulatory authority having jurisdiction or claiming to have jurisdiction over such Person (provided that except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, the applicable Person shall give the Borrower notice of such disclosure on the same day on which it determines such disclosure to be necessary and in any event prior to such disclosure to the extent not prohibited by law, and, if prior notice is prohibited by law, shall give notice of such disclosure as promptly as is legally permitted), (d) subject to an agreement containing provisions substantially the same as those of this Section which inures to the benefit of the Borrower, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (e) [reserved], (f) to bank market-data collectors and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, and (g) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement and the other Loan Documents, or the transactions contemplated hereby or enforcement hereof and thereof. For purposes of this Agreement, the term “Proprietary Information” shall include all information about the Borrower or any of its Affiliates that has been furnished by the Borrower or any of its Affiliates, whether furnished before or after the Effective Date, and regardless of the manner in which it is furnished; provided, however, that Proprietary Information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or any Lender not permitted by this Agreement, (ii) was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Administrative Agent or such Lender by the Borrower or any of its Affiliates, (iii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a Person other than the Borrower or its Affiliates who, to the best knowledge of the Administrative Agent or such Lender, as the case may be, is not otherwise bound by a confidentiality agreement with the Borrower or any of its Affiliates, or is not otherwise prohibited from transmitting the information to the Administrative Agent or such Lender or (iv) is independently developed by the Administrative Agent or any Lender. The Administrative Agent and each Lender shall be responsible for its Representatives’ compliance with this Section 8.07. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory authority in accordance with applicable whistleblower laws.

SECTION 8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of “Acorn Material Adverse Effect” (and whether or not an Acorn Material Adverse Effect has occurred or would reasonably be expected to occur), (b) the determination of the accuracy of any Acorn Acquisition Agreement Representation and whether as a result of such inaccuracy the Borrower (or an Affiliate of the Borrower) has the right to terminate its obligations under the Acorn Acquisition Agreement or to decline to consummate the Acorn Acquisition as a result of a breach of such representations in the Acorn Acquisition Agreement and (c) the determination of whether the Acorn Acquisition has been consummated in accordance with the terms of the Acorn Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

SECTION 8.09. Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic medium shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 8.10. Jurisdiction; Consent to Service of Process. (a)  The Borrower hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any affiliates, officers, directors, employees, agents and advisors of the foregoing in any way relating to this Agreement or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(b)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.11. Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests that is necessary to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

SECTION 8.12. [Reserved].

SECTION 8.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, any Arranger or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Arranger or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 8.14      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

As used in this Agreement, the following terms shall have the following meanings:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 8.15      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 8.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

SECTION 8.16.     Electronic Execution of Assignments and Certain Other Documents . The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 8.17 Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

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